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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholder
Commercial Credit Company:



We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 ("Registration Statement") of Citicorp and Commercial Credit Company of our report dated January 25, 1999, relating to the financial position of Commercial Credit Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the 1998 Annual Report on Form 10-K of Commercial Credit Company and to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP


Baltimore, Maryland
August 6, 1999